UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
 SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):  March 9, 2016
Calamos Asset Management, Inc.
 (Exact name of Registrant as specified in its charter)
Delaware	0-51003	32-0122554
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2020 Calamos Court Naperville, Illinois (Address of Principal Executive Offices)		60563 (Zip Code)

REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE: (630) 245-7200
Not Applicable
 (Former Name and Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a‑12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
On March 9, 2016, the Board of Directors (the “Board”) of Calamos Asset Management, Inc. (the “Corporation”) appointed John S. Koudounis as Chief Executive Officer of the Corporation and Calamos Investments LLC, effective April 4, 2016, or such other date as may be mutually agreed (the “Effective Date”).  Mr. Koudounis was also appointed to the Board as a Class B Director, to be effective as of the Effective Date.
With his appointment as Chief Executive Officer, Mr. Koudounis will succeed John P. Calamos, Sr., the Corporation’s founder and current Chairman, Chief Executive Officer and Global Chief Investment Officer. Mr. Calamos will continue as the Corporation’s Chairman and Global Chief Investment Officer.
Mr. Koudounis, 50, most recently served as President and Chief Executive Officer of Mizuho Securities USA Inc. (“MSUSA”).  Prior to his 2010 appointment as President and Chief Executive Officer of MSUSA, Mr. Koudounis served as Executive Managing Director and Head of Fixed Income for MSUSA, where he was responsible for the firm's fixed income activities in trading, sales and debt capital markets. He was a member of the firm's Board of Directors and Executive Committee and served as Chairman of MSUSA Management, Risk and New Product Committees.  Before joining MSUSA in 2008, Mr. Koudounis was Managing Director and Head of Fixed Income for ABN AMRO North America.
In connection with the appointment of Mr. Koudounis, the Compensation Committee of the Board authorized the Corporation to enter into an employment agreement (the “Employment Agreement”) with Mr. Koudounis, with the following terms:
Term. Mr. Koudounis’ employment as Chief Executive Officer and service as a member of the Board will commence on the Effective Date. The employment period is five years, with automatic one-year renewals absent 60-days’ advance notice by the Corporation or Mr. Koudounis.
Base Salary and Bonus.  Mr. Koudounis will receive an annual base salary of $800,000. Mr. Koudounis will receive annual bonuses of $2,600,000 (or such higher amount as the Compensation Committee of the Board may determine).
Sign-On Award. Mr. Koudounis will receive a separate cash-based incentive award in the amount of $1,250,000.  This award will vest and be payable in full on June 30, 2017.
Long Term Incentives.  Mr. Koudounis will receive annual long term incentive awards with an aggregate value of $1,600,000 (or such higher amount as the Compensation Committee of the Board may determine).
Other.  Mr. Koudounis will be eligible to participate in all retirement, health, disability and other benefit plans, as well as perquisite programs, consistent with other senior executives.  The Employment Agreement will include customary severance benefits, in the event Mr. Koudounis’ employment is involuntarily terminated without cause. Mr. Koudounis’ appointments to the Board and as Chief Executive Officer are the result of John P. Calamos, Sr.’s efforts to secure Mr. Koudounis’ services for Calamos Family Partners, Inc. (“CFP”) and the Corporation. CFP owns an approximately 78% ownership interest in Calamos Investments LLC. Mr. Koudounis may provide services to and will have an opportunity to acquire an ownership in CFP, certain affiliates and other related entities not owned or controlled by the Corporation.
On March 14, 2016, the Corporation issued a press release concerning the appointment of Mr. Koudounis as Chief Executive Officer and Class B Director.  A copy of such press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d)            Exhibits
99.1            March 14, 2016 press release issued by the Corporation reporting appointment of John S. Koudounis as CEO and Director.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: March 14, 2016	CALAMOS ASSET MANAGEMENT, INC.
	By:	/s/ J. Christopher Jackson
J. Christopher Jackson
Senior Vice President General Counsel and Secretary

Exhibit Index
Exhibit No.	Description
99.1	March 14, 2016 press release issued by the Corporation reporting appointment of John S. Koudounis as CEO and Director.